UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12

DynCorp International Inc.
(Name of registrant as specified in its charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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DynCorp International Inc.
3190 Fairview Park Drive, Suite 700
Falls Church, VA 22042
June 15, 2009
Dear Fellow Stockholder:
     On behalf of your Board of Directors, I would like to invite you to attend the DynCorp International Inc. 2009 Annual Meeting of Stockholders, to be held at 2:00 p.m., Eastern time, Tuesday, July 14, 2009, at The London NYC, 151 West 54th Street, New York, NY 10019.
     The Annual Meeting will include a discussion of and voting upon the matters described in the accompanying notice and proxy statement.
     Whether or not you plan to attend, please be sure to vote your shares. You may vote your shares by returning the enclosed proxy card or by following the instructions for internet or telephone voting.
     Thank you for your support of DynCorp International, and I look forward to seeing you in New York.
Sincerely,

Robert B. McKeon
Chairman of the Board of Directors

DynCorp International Inc.

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia 22042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time/Date:	2:00 p.m., Tuesday, July 14, 2009

Place:	The London NYC, 151 West 54th Street, New York, New York 10019

Items of Business:	1. Election of two Class III directors to serve on the Board for terms of three years;

2. Ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for fiscal year 2010; and

3. Transaction of such other business as may properly come before the meeting.

Record Date:	Stockholders of record at the close of business on Thursday, May 21, 2009 are entitled to vote at the meeting.

Mailing Date:	These proxy materials are being mailed to stockholders of record as of the record date, on or about June 16, 2009.

Annual Report:	We have enclosed our 2009 Annual Report on Form 10-K.

Proxy Voting:	Your vote is important. You may vote your shares by completing and returning the enclosed proxy card. Stockholders may also vote by following the internet or telephone voting instructions provided on the proxy card.

     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on July 14, 2009. Our Proxy Statement is attached. Financial and other information concerning the Corporation is contained in our Annual Report on Form 10-K for the year ended April 3, 2009, including financial statements. Under new rules issued by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of our proxy materials on the internet. The Proxy Statement and our Annual Report are available on http://ir.dyn-intl.com/financials.cfm

By order of the Board of Directors,

Curtis L. Schehr
Secretary

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GENERAL INFORMATION
What is the Company?
     DynCorp International Inc. (the “Corporation”) is a Delaware corporation. It is a holding company and has no operations or employees. You own shares in the Corporation. Our business is carried on by our primary operating company, DynCorp International LLC (the “operating company”), and subsidiaries of DynCorp International LLC. When we refer collectively to DynCorp International Inc., our operating company and its subsidiaries, we may call them “DynCorp International”, “the Company”, “we”, “us”, or “our”.
What is a proxy?
     A proxy is another person whom you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
What is a proxy statement?
     A proxy statement is a document prepared in accordance with the rules of the Securities and Exchange Commission (“SEC”) that we give you to present the information required when we ask you to sign a proxy card and vote your shares at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”).
What is a record date?
     The record date is set by the Board of Directors (the “Board”) to determine who is entitled to vote. A stockholder who owned shares as of the close of business on the record date is entitled to vote those shares.
Why did I receive these proxy materials?
     We are furnishing these proxy materials in connection with the solicitation of proxies, on behalf of your Board, to be voted at our 2009 Annual Meeting and at any adjournment or postponement thereof. In accordance with new rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement and our Annual Report are available on http://ir.dyn-intl.com/financials.cfm.
INFORMATION ABOUT VOTING
Who is entitled to vote?
     You may vote if you owned shares of common stock as of the close of business on the record date, Thursday, May 21, 2009.
     56,251,900 shares of our common stock, par value $0.01 per share (“Common Stock”), were outstanding at the close of business on May 21, 2009. Each share of Common Stock is entitled to one vote on each matter that may properly be brought before the meeting.
How can I vote?
     If you are a record holder, you may vote in person if you attend the 2009 Annual Meeting or by proxy, whether or not you attend the meeting. Most of our stockholders hold their shares through brokers, as beneficial owners, and may only vote their shares by giving proxy instructions to their brokers, who pass them on to the Company’s transfer agent for tabulation. To vote by proxy, follow the instructions on the enclosed proxy card. You can submit your vote by mail, by telephone or by internet.

What items of business will I be voting on?
     You will be voting on the following items of business, which are described below under the headings “ELECTION OF DIRECTORS” and “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS”:
1.	Election of two Class III directors, each to serve for a term of three years;

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2010; and

3.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement.
Why does the Board solicit proxies?
     It is impractical for all stockholders and beneficial owners to attend the 2009 Annual Meeting. Therefore, the Board recommends that you appoint the three persons named in the enclosed proxy card to vote your shares in accordance with your instructions at the 2009 Annual Meeting.
Can I vote in person at the 2009 Annual Meeting?
     Only record holders, that is persons or entities holding shares in their own name, can vote in person. Most of our stockholders’ shares are held by brokers. Stockholders owning shares in brokerage accounts are called “beneficial owners”. They can only vote through instructions given to their brokers and cannot vote in person.
How do the proxies vote?
     The proxies will vote your shares in accordance with your instructions or, for beneficial owners, in accordance with the instructions provided by your broker on your behalf. If you sign your proxy card but do not give specific instructions, the proxies will vote your shares in accordance with the recommendations of the Board.
Who are the proxies?
     The Board has designated Robert B. McKeon, Chairman of the Board; William L. Ballhaus, President & Chief Executive Officer; and Curtis L. Schehr, Senior Vice President, Chief Compliance Officer and Executive Counsel, or any one of them, to act as proxies. They are also called the proxy committee.
What are the Board’s recommendations?
     The Board recommends a vote for all the nominees for Class III directors and for ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2010.
How are votes counted?
     Votes are counted by our proxy mailing agent, Broadridge Financial Solutions, Inc., and the tallies are forwarded to the proxy committee. Any votes cast in person at the Annual Meeting will be counted by the appointed inspectors of election.
How many votes do I have?
     You have one vote for each share of Common Stock you owned as of the record date. This number does not change in the event you buy or sell shares after the record date.
What if I vote “Withhold”?
     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote, but they will be counted as present for purposes of a quorum.
What if I do not vote?
     Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the authority to vote on certain routine items, even when they have not received instructions from beneficial owners.

     Brokers that do not receive instructions are entitled to vote on the non-contested election of directors and ratification of auditors. Under applicable Delaware law, a broker non-vote share will be counted as being present for purposes of determining the existence of a quorum, but will have no effect on the outcome of the proposals.
Can I change my vote?
     A proxy that is properly submitted by a record holder may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).
     If you are a beneficial owner, you can only change your vote in accordance with your broker’s procedures, if any.
What vote is required?
     In order to have a quorum to transact business at the 2009 Annual Meeting, the holders of a majority of the shares entitled to vote must be represented at the meeting, either in person or by proxy.
     For the election of directors, nominees receiving the highest number of votes in favor of their election are elected. Since there are only two nominees for the two openings, each nominee will be elected if he receives a plurality of the votes present at the Annual Meeting, either in person or by proxy.
     For all other voting matters, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is necessary to approve the matter.
Who pays the expenses of solicitation?
     The Company will pay all expenses of this solicitation, including printing, mailing and counting of votes.
SECURITY OWNERSHIP
SECURITIES OWNED BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
     The following table sets forth certain information as of June 1, 2009, with respect to beneficial ownership of the Company’s Common Stock by each director and named executive officer and by all named executive officers and directors as a group, including any options to acquire such Common Stock exercisable within 60 days after June 1, 2009. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities.

	Amount and nature of
Name and Address of Beneficial Owner (1)	beneficial ownership(2)	Percentage of class
William L. Ballhaus (6)	37,125	*
Michael J. Bayer (5)	—	—
Natale S. DiGesualdo (5)	5,000	*
Richard E. Hawley (5)	3,000	*
Herbert J. Lanese (5)	10,000	*
Barry R. McCaffrey (5)	—	—
Robert B. McKeon (3)	32,036,734 (4)	57.0%
Ramzi M. Musallam (3)	—	—
Joseph W. Prueher (5)	3,000	*
Charles S. Ream (5)	4,000	*
Mark H. Ronald (5)	—	—
Robert B. Rosenkranz (5)	600	*
Curtis L. Schehr (5)	—	—
Peter J. Schoomaker	—	—
Leighton W. Smith, Jr. (5)	1,000	*
Michael J. Thorne (5)	2,000	*
William G. Tobin (5)	1,000	*
All Named Executive Officers and Directors as a Group (17 Persons)	32,103,459	57.1%

*	Reflects less than 1% ownership interest.

(1)	Except as otherwise indicated, the address for each of the beneficial owners is 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.

(2)	Except as otherwise indicated, all shares are owned directly.

(3)	The address for the beneficial owner is 590 Madison Avenue, 41st floor, New York, NY 10022.

(4)	31,781,434 issued and outstanding shares of Class A Common Stock are held by DIV Holding LLC (“DIV”), a Delaware limited liability company and an affiliate of Veritas Capital Fund II, L.P. The Veritas Capital Fund II, L.P., a Delaware limited partnership of which Veritas Capital Management II, L.L.C. is the general partner, is the manager of DIV and has the right to direct the voting of the shares owned by DIV. Mr. McKeon, Chairman of our Board, is the managing member of Veritas Capital Management II, L.L.C., and as such may be deemed a beneficial owner of the shares owned beneficially by Veritas Capital Management II, L.L.C. or voted under the direction of Veritas Capital Management II, L.L.C. Mr. McKeon disclaims this beneficial ownership, except to the extent of his pecuniary interest in The Veritas Capital Fund II, L.P. and DIV. The remaining 255,300 shares are owned directly by Mr. McKeon. On February 13, 2009, DIV entered into a prearranged, non-discretionary stock trading plan (the “Plan”) pursuant to Rule 10b5-1 under the Act. Up to 6,000,000 shares held by DIV may be sold under the Plan, subject to the terms and conditions thereof, and 218,566 shares have been sold as of June 1, 2009.

(5)	Each of Messrs. Bayer, DiGesualdo, Hawley, Lanese, McCaffrey, Prueher, Ream, Ronald, Rosenkranz, Schehr, Smith, Thorne and Tobin own beneficial interests in the Company through their ownership of Class B membership interests in DIV (the “Class B Interests”). These amounts are not included in the table as each owns less than a 1.0% Class B Interests in DIV, and accordingly each has a beneficial interest in less than a 1.0% equivalent of the outstanding shares of Common Stock.

(6)	Reflects the vesting of 37,125 restricted stock units on May 19, 2009, which will be settled in stock.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires that our officers and directors and persons who own more than 10% of our equity file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-10%-stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on our review of copies of forms we have received or written representations from reporting persons, we believe that all ownership filing requirements were timely met during the fiscal year, with the exception of the Form 4’s filed for restricted stock units (“RSUs”) granted to Messrs. Bayer, Hawley, Lanese, McCaffrey, Prueher, Ream, Ronald, Schoomaker, Smith and Tobin on September 17, 2008, which were filed on September 23 and 24, 2008 and Form 4’s for RSUs granted to Mr. Fischer and Mr. Ballhaus on September 3, 2008, which were filed on October 29, 2008 and October 30, 2008, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information, as of June 1, 2009, regarding each person known to be a beneficial owner of more than 5% of our Common Stock. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities. All information shown is based on information reported on Schedules 13D and 13G and Forms 3, 4 and 13F filed with the SEC on the dates indicated in the footnotes to this table.

	Amount of
	Beneficial
Name and Address of Beneficial Owner	Ownership(1)	Percent of Class
DIV Holding LLC, c/o Veritas Capital Management, 590 Madison Avenue, 41st floor, New York, NY 10022 (2) (3) (4)	31,781,434	56.5%
Robert B. McKeon, c/o Veritas Capital Management, 590 Madison Avenue, 41st floor, New York, NY 10022 (2)(5)	32,036,734	57.0%
Iridian Asset Management LLC, 276 Post Road West, Westport, CT 06880 (6)	6,705,067	11.9%

(1)	Ownership is direct except as otherwise indicated.

(2)	31,781,434 issued and outstanding shares of common stock are held by DIV, an affiliate of Veritas. The Veritas Capital Fund II, L.P., a Delaware limited partnership of which Veritas Capital Management II, L.L.C. is the general partner, is the manager of DIV and has the right to direct the voting of the shares owned by DIV. Mr. McKeon, Chairman of our Board, is the managing member of Veritas Capital Management II, L.L.C., and as such may be deemed a beneficial owner of the shares owned beneficially by Veritas Capital Management II, L.L.C. or voted under the direction of Veritas Capital Management II, L.L.C. Mr. McKeon disclaims this beneficial ownership, except to the extent of his pecuniary interest in The Veritas Capital Fund II, L.P. and DIV. Mr. McKeon filed a Schedule 14D with the SEC on May 15, 2006, which was amended by Schedule 14D/A filed on February 23, 2009.

(3)	DIV has pledged 2,000,000 shares of common stock to Credit Suisse Securities (USA) LLC as security for a loan.

(4)	On February 13, 2009, DIV entered into a pre-arranged, non-discretionary stock trading plan (the “Plan”) pursuant to Rule 10b-5 under the Act. Up to 6,000,000 shares held by DIV may be sold under the Plan, subject to the terms and conditions thereof, and 218,566 shares have been sold as of June 1, 2009.

(5)	Mr. McKeon also owns 255,300 shares of common stock individually. For purposes of this table, those shares and the shares owned by DIV are aggregated to a single beneficial owner. Mr. McKeon disclaims beneficial ownership of the shares held by DIV, except to the extent of his pecuniary interest in The Veritas Capital Fund II, L.P. and DIV.

(6)	On February 4, 2009, Iridian Asset Management LLC (“Iridian”), an investment advisory firm, filed Amendment #2 to a Schedule 13G with the SEC, reporting that it and its affiliates owned 6,916,407 shares of our common stock. The affiliates, who share voting and dispositive power, are: The Governor and Company of the Bank of Ireland and BIAM Holdings, whose address is Head Office, Lower Baggot Street, Dublin 2, Ireland, and BancIreland (US) Holdings, Inc. and BIAM (US) Inc., whose address is Liberty Park, #15, 282 Route 101, Amherst, NH 03110. Share ownership information contained herein concerning Iridian Asset Management LLC is based solely on public filings made by it. On May 6, 2009, Iridian filed a Form 13F with the SEC, reporting that it and its affiliates owned 6,705,067 shares of our common stock.
     DIV has entered into a pre-arranged, non-discretionary stock trading plan pursuant to Rule 10b5-1 under the Act. Up to 6,000,000 shares held by DIV may be sold under the Plan, subject to the terms and conditions thereof, and 218,566 shares have been sold as of June 1, 2009. In the event the remaining available allotment is sold under the Plan, DIV’s ownership of our common stock would be reduced from 31,781,434 shares, or 56.5% of the class, to 26,561,434 shares, or 47.2% of the class. The Plan terminates on June 9, 2010.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     DynCorp International is committed to maintaining and practicing the highest standards of ethics and corporate governance. The Board has adopted Corporate Governance Guidelines that provide a flexible framework within which the Board and its committees oversee the governance of the Company. These guidelines are available on our website, http://www.dyn-intl.com, under the heading “Investor Relations — Corporate Governance”.

Meetings of the Board
     Our Board has an active role in overseeing management and representing the interests of stockholders. Directors are expected to attend all Board meetings and meetings of committees on which they serve. Our directors are also consulted for advice and counsel between formal meetings.
     During the fiscal year ended April 3, 2009, the Board met six times. All the directors attended at least 75% of the aggregate meetings of the Board and the committees to which they were assigned.
     All directors are expected to attend annual meetings of stockholders. All directors attended the 2008 annual meeting of stockholders, except for Joseph W. Prueher.
Code of Ethics and Business Conduct
     DynCorp International has had a robust ethics program for more than 20 years. Our Code of Ethics and Business Conduct, which applies to our directors, officers and employees, including our principal executive officer, principal finance officer and principal accounting officer, is delivered to all employees at the time of hire and periodically thereafter, is the subject of a mandatory training program and is posted on our website, http://www.dyn-intl.com, under the heading “Investor Relations — Corporate Governance”. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct that applies to any director or executive officer promptly following the date of such amendment or waiver. The Code of Ethics and Business Conduct addresses, among other matters, the obligation of accounting and financial personnel to maintain accurate records of the Company’s operations, comply with laws and report violations.
Transactions with Related Persons
     Any material transaction involving our directors, nominees for director, executive officers and their immediate family members (“related persons”) and the Company or an affiliate of the Company is reviewed and approved by the Chief Executive Officer, following consultation with the Chairman of the Board, who determines whether the transaction is in the best interest of the Company. In addition, related-person transactions involving directors and nominees are subsequently reviewed by the Corporate Governance and Nominating Committee in connection with its review of the independence of the directors. The policies and procedures for related-party transactions are not in writing, but the proceedings are documented in the minutes of the Corporate Governance and Nominating Committee meetings.
     The following transactions are considered to be related-person transactions under applicable SEC regulations:
     Robert B. McKeon, a director, is a partner in and the President of Veritas Capital Management (“Veritas”), a New York-based private equity investment firm, which controls DIV, our majority stockholder. Ramzi M. Musallam is also a partner in Veritas. Under an agreement between us and Veritas, established at the time DynCorp International was acquired by affiliates of Veritas, we pay Veritas an annual management fee of $300,000 plus expenses to provide us with general business management, financial, strategic and consulting services. Reimbursed expenses for the 2009 fiscal year totaled $229,028.
     We own a 51% interest in Global Linguist Solutions LLC (“GLS”), a joint venture between us and McNeil Technologies, Inc. (“McNeil”) McNeil is controlled by Veritas, which also controls our majority stockholder. GLS paid dividends in the amount of $5,155,000 to McNeil during the year ended April 3, 2009. Richard E. Hawley is currently a director of McNeil.
Director Independence
     The rules of the NYSE provide that a director must have no material relationship, either directly or as a partner, shareholder or officer of an organization that has a relationship with us in order to be an “independent director”. The rules of the NYSE further require that all the members of the Audit Committee must be independent. Inasmuch as more than 50% of the voting power of the Company is held by DIV, we are a “controlled company” under the NYSE rules. Therefore, under the NYSE rules, we are not subject to the requirements that a majority of the Board be composed of independent directors or that all the members of the Corporate Governance and Nominating Committee and the Compensation Committee be independent.
     The Board, upon recommendation of the Corporate Governance and Nominating Committee and written submissions by the directors, has determined that the following directors and nominees for director do not have any material relationship with us other than their roles as directors and therefore are “independent” under the NYSE rules.
Michael J. Bayer
Richard E. Hawley
Barry R. McCaffrey
Joseph W. Prueher
Charles S. Ream
Mark H. Ronald
Peter J. Schoomaker
Leighton W. Smith, Jr.
William G. Tobin
     A majority of the directors and all the members of the Audit Committee have been determined, by the Board, to be independent directors.
Corporate Governance Information
     Stockholders may obtain copies of our Corporate Governance Guidelines and Code of Ethics and Business Conduct and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees on our website at http://www.dyn-intl.com, under the heading “Investor Relations”, or receive printed copies by request to the Corporate Secretary, DynCorp International Inc., 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.
Executive Sessions
     The non-management directors meet in executive session, without the presence of members of management, at regularly scheduled meetings of the Board. Robert B. McKeon, Chairman of the Board, presides at such meetings. If Mr. McKeon is unable to preside, Joseph W. Prueher, Chairman of the Corporate Governance and Nominating Committee, would preside. If Admiral Prueher is not able to preside, the members of the meeting select a member of the Board to preside.
Stockholder Communications
     Stockholders who wish to communicate with the Board, a Board committee or any individual director or directors may do so by sending written communications to the Board, the Board committee or such individual director or directors, c/o the Corporate Secretary, DynCorp International Inc., 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042. All such communications will be compiled by the Corporate Secretary and forwarded to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board.
ELECTION OF DIRECTORS
(Proposal 1 on the Proxy Card)
     Two Class III directors are slated to be elected at the 2009 Annual Meeting, each to serve for a term of three years. Richard E. Hawley and William G. Tobin are both Class III directors that will not be standing for reelection at the 2009 Annual Meeting. The Board has nominated the following named Class III directors for reelection.
     Ramzi M. Musallam, age 40, has been a director since 2005. He is a member of our Compensation Committee and Executive Committee. Mr. Musallam is a partner at Veritas Capital, with which he has been associated since 1997. He is also a director of several private companies. Mr. Musallam holds a Bachelor’s degree from Colgate University with a double major in Economics and Mathematics and a Master’s degree in Business Administration from the University of Chicago Graduate School of Business.

     Mark H. Ronald, age 67, has been a director since January 2007. He is a member of our Corporate Governance and Nominating Committee. He is an independent consultant specializing in management and mergers and acquisitions. He was president and chief executive officer of BAE Systems Inc. from 2000 to 2006 and was chief operating officer and a director of BAE Systems plc from 2002 to 2006. He holds the title of Honorary Commander of the Most Excellent Order of the British Empire (CBE), awarded in recognition of the valuable services he has rendered to furthering transatlantic cooperation in the U.S.-U.K. defense industries. He is a director of Alliant Techsystems Inc. and Cobham plc. He is a member of the U.S. Department of Defense’s Business Board and a trustee of Polytechnic University. He received a Bachelor’s degree in electrical engineering from Bucknell University and a Master’s degree in electrical engineering from Polytechnic University.
Board Recommendation
The Board recommends a vote for the election of each of the nominees.
CONTINUING DIRECTORS
     The following directors will continue to serve as directors.
Class I Directors — terms ending in 2010
     Herbert J. Lanese, age 64, served as our President and Chief Executive Officer from 2006 to May 2008 and has been a director since 2006. Mr. Lanese was an independent businessman and private investor for the five years before becoming our President and Chief Executive Officer. He is a former President of McDonnell Douglas Aerospace Company. Mr. Lanese also held positions as Executive Vice President and Chief Financial Officer at McDonnell Douglas Corporation. Prior to joining McDonnell Douglas, he served as Corporate Vice President of Tenneco, Inc., where he was responsible for strategic planning, capital structure, accounting and information systems. Earlier, he held positions as Vice President & CFO of Tenneco Inc.’s Newport News Shipbuilding business and Vice President of Finance of Tenneco Chemicals. He began his career in Engineering and Production Management at General Motors Corporation before becoming Director, U.S. Chemical Operations, at BF Goodrich Company. Mr. Lanese holds a Bachelor’s degree in Business and Mathematics and a Master’s degree in Business Administration from Bowling Green State University.
     General Barry R. McCaffrey (USA Ret.), age 66, has been a director since 2005. General McCaffrey was Director, White House Office of National Drug Control Policy, from February 1996 to January 2001, serving as a member of the President’s Cabinet and the National Security Council. During his career in the U.S. Army, he served as Commander-in-Chief, U.S. Southern Command, from 1994 to 1996. General McCaffrey holds a Bachelor’s degree in General Engineering from the U.S. Military Academy and a Master’s degree in Civil Government from American University. General McCaffrey is the President of BR McCaffrey Associates LLC (a private consulting firm). He is also a member of the boards of several private companies.
     Robert B. McKeon, age 54, has been a director and the Chairman of our board of directors since 2005. Mr. McKeon is the Chairman of our Executive and Compensation Committees and a member of our Corporate Governance and Nominating Committee. Mr. McKeon is the President of Veritas Capital, which he founded in 1992. Mr. McKeon is a member of the Council on Foreign Relations and a director of several private companies. Mr. McKeon holds a Bachelor’s degree from Fordham University and a Master’s degree in business administration from Harvard Business School.
     Admiral Joseph W. Prueher (USN Ret.), age 66, has been a director since 2005 and is the Chairman of our Corporate Governance and Nominating Committee. Admiral Prueher served as U.S. Ambassador to the People’s Republic of China from November 1999 to May 2001. His diplomatic post followed a 35-year career in the U.S. Navy, where he served as Commander-in-Chief, U.S. Pacific Command from January 1996 to February 1999. Admiral Prueher holds a Bachelor’s degree in Naval Science from the U.S. Naval Academy and a Master’s degree in International Relations from George Washington University. He is a consulting professor at Stanford and Harvard Universities, a trustee of The Nature Conservancy of Virginia and a member of the Board of Trustees of the Center for the Study of the Presidency. He is a director of Bank or America Corporation, Fluor Corporation, New York Life Insurance Company and Emerson Electric Co.

     Admiral Leighton W. Smith, Jr. (USN Ret.), age 69, has been a director since 2005 and is a member of our Audit Committee. Admiral Smith was appointed to four-star rank in April 1994, became Commander-in-Chief, Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in 1996. Admiral Smith has served as a Senior Fellow at the Center for Naval Analysis and as a Senior Advisor to the Institute for Defense Analysis. Admiral Smith holds a Bachelor’s degree in Naval Science from the U.S. Naval Academy and a Master’s degree in Personnel Counseling from Troy State University. He is a director of CAE and a member of the boards of several private companies.
Class II Directors — terms ending in 2011
     William L. Ballhaus, age 41, has been our President and Chief Executive Officer and a director since May 2008. From March 2007 to May 2008, he was president of the Network Systems business for the Electronics & Integrated Solutions Operating Group of BAE Systems Inc. From 2003 to 2007, he was president of BAE Systems Inc.’s National Security Solutions and Mission Solutions businesses. He holds a Bachelor’s degree in mechanical engineering from the University of California at Davis and Master’s and Doctorate degrees in aeronautics and astronautics from Stanford University, as well as a Master’s degree in business administration from the Anderson Graduate School of Management at UCLA. He serves on the United States Geospatial Intelligence Foundation Board of Directors. He is a Fellow of the American Institute of Aeronautics and Astronautics and a Fellow of the British American Project.
     Michael J. Bayer, age 61, has been a director since 2006. He is a member of our Audit Committee and our Corporate Governance and Nominating Committee. Since 2003 he has been a private consultant in the energy and national security sectors and, since 2006, the President and Chief Executive Officer of Dumbarton Strategies LLC, an energy and national security consulting firm. He is the Chairman of the U.S. Department of Defense’s Business Board, and a member of the Sandia National Laboratory’s National Security Advisory Panel, the U.S. Department of Defense’s Science Board and the Chief of Naval Operations’ Executive Panel. He is a director of Willbros Group, Inc. and SIGA, Inc.
     Charles S. Ream, age 65, has been a director since 2006 and is the Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Ream served as the Executive Vice President and Chief Financial Officer (“CFO”) of Anteon International Corporation from 2003 to 2006. Mr. Ream also served as Senior Vice President and CFO of Newport News Shipbuilding Inc. from 2000 to 2001. Previously he served as Senior Vice President, Finance of Raytheon Systems Company and Senior Vice President and CFO at Hughes Aircraft Company. He was formerly a partner at Deloitte & Touche LLP. Mr. Ream holds a Master of Accountancy degree from the University of Arizona and is a Certified Public Accountant. He is a director of The Allied Defense Group, Inc., Stanley, Inc. and Vangent, Inc.
     General Peter J. Schoomaker (USA Ret.), age 63, has been a director since 2007. He is an individual consultant on defense matters. He served as Chief of Staff of the U.S. Army from 2003 until his second retirement in 2007 and as Commander in Chief, U.S. Special Operations Command from 1997 to 2000, when he retired from the U.S. Army for the first time. He was the president of Quiet Pros, Inc. (defense consulting) from 2000 to 2003. General Schoomaker holds a Bachelor of Science degree in Education from the University of Wyoming and a Master’s degree in Management and Supervision from Central Michigan University. He is a director of CAE, Inc. and a member of the boards of several non-profit and private companies.
COMMITTEES OF THE BOARD OF DIRECTORS
Committees
     The Board has established three standing committees: (1) Audit, (2) Corporate Governance and Nominating and (3) Compensation. The Board also has an Executive Committee established pursuant to our bylaws. In addition, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee
     The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements on behalf of the Board. Among other duties, it is directly responsible for the selection and oversight of our independent auditors. The functions of the Audit Committee are further described below under the heading “Audit Committee Report” and in the Audit Committee’s charter. The Audit Committee met eight times during the fiscal year ended April 3, 2009. The Audit Committee’s charter is available on our website, http://www.dyn-intl.com, under the heading “Investor Relations — Corporate Governance”.
     Charles S. Ream is the Chairman of the Audit Committee, and Michael J. Bayer and Leighton W. Smith Jr. are the other members. All members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, SEC regulations and our Corporate Governance Guidelines. The Board has determined that Mr. Ream is an “audit committee financial expert” as defined by SEC rules.
     The rules of the NYSE recognize that the duties of a member of an audit committee are demanding and consume a great deal of time. Accordingly, if a member of an audit committee serves simultaneously on the audit committees of three or more other public companies, the board of each NYSE-listed company must determine that such simultaneous service does not impair the ability of such member to serve effectively on the listed company’s audit committee and must disclose such determination in its proxy statement. Mr. Ream serves currently on the audit committees of three public companies in addition to our Audit Committee, and the Board has determined that his simultaneous service does not impair his ability to serve effectively on the Company’s Audit Committee.
Audit Committee Report
     The Company’s management is directly responsible for the accounting and financial reporting processes, including the preparation of quarterly and annual consolidated financial statements and for maintaining an adequate system of internal controls over financial reporting. The Audit Committee is responsible for the selection, compensation, retention, oversight, evaluation and, if necessary, termination of the Company’s independent auditors. The independent auditors are responsible for auditing the annual consolidated financial statements and expressing an opinion to the Board and shareholders on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
     In connection with the audited consolidated financial statements for the fiscal year ended April 3, 2009, the Audit Committee has:
1.	reviewed and discussed, with management and the independent auditors, the audited consolidated financial statements, including discussions regarding critical accounting policies, other financial and reporting principles and practices appropriate for the Company, the quality of such principles and practices and the reasonableness of significant judgments;

2.	discussed with the independent auditors the items that are required to be discussed under applicable professional auditing standards and regulations, including the quality of the financial statements and the clarity of the related disclosures; and

3.	reviewed and considered the written disclosures in an independence letter from Deloitte & Touche LLP, the Company’s independent auditors, as required by the Public Company Accounting Oversight Board, and has discussed, with such independent auditors, their independence from the Company and management.
     Based on the review and discussions referred to above, the Committee has recommended to the Board that the audited financial statements for fiscal year 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2009. The Board has approved that recommendation.
     Submitted on June 2, 2009, by the Audit Committee:
Charles S. Ream, Chairman
Michael J. Bayer
Leighton W. Smith, Jr.

Corporate Governance and Nominating Committee
     The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board regarding the size of the Board, qualifications of directors, selection of director nominees and director compensation. It assists the Board in fulfilling its role in the corporate governance process, including development of the Corporate Governance Guidelines, and oversees the annual Board and committee self-evaluation processes. The Corporate Governance and Nominating Committee met five times during the fiscal year ended April 3, 2009. The Corporate Governance and Nominating Committee’s charter is available on our website, http://www.dyn-intl.com, under the heading “Investor Relations — Corporate Governance”.
     In considering candidates for nomination, the Corporate Governance and Nominating Committee seeks a diverse group of candidates who possess the background, skills, expertise and time to make a significant contribution to the Company. In particular, the Corporate Governance and Nominating Committee seeks candidates who have an understanding of the areas in which we work and our current and potential customers. The Corporate Governance and Nominating Committee considers potential candidates’ educational background, experience, personal and business reputation, independence and freedom from conflicts of interest and ability to act in the interest of stockholders.
     The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria, and no particular criteria is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors should, in the aggregate, provide an enriching mix of experience, knowledge and abilities.
     In considering candidates for nomination, the Corporate Governance and Nominating Committee also considers director candidates recommended by stockholders. Our Corporate Governance and Nominating Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate. Our bylaws provide that nominations for the election of directors may be made by any stockholder by providing notice in writing, delivered to the Secretary in accordance with the provisions of our bylaws. See the section entitled “Stockholders’ Proposals” in this Proxy Statement.
     Mark H. Ronald is the Chairman of our Corporate Governance and Nominating Committee, and the other members are Michael J. Bayer, Robert B. McKeon and Joseph W. Prueher.
Executive Committee
     The Executive Committee possesses all the powers of the Board not otherwise reserved to the Board by law and acts on behalf of the Board in the interim periods between regular or special meetings of the Board.
     Robert. B. McKeon is the Chairman of the Executive Committee, and Ramzi M. Musallam is the other member.
Compensation Committee
     The Compensation Committee is responsible for making recommendations to the Board concerning the compensation of the Chief Executive Officer (“CEO”) and other executive officers, including the appropriateness of salary, incentive compensation, equity-based compensation plans and certain other benefit plans. The Compensation Committee evaluates the performance of the CEO and executive officers in setting their compensation levels and considers the Company’s performance, as well as other factors deemed appropriate by the Compensation Committee. The Compensation Committee occasionally engages independent consulting firms to review and evaluate various elements of the CEO’s and other executive officers’ total compensation, as discussed below under “Compensation Discussion and Analysis”. The Compensation Committee met seven times during the fiscal year ended April 3, 2009. The Compensation Committee’s charter is available on our website, http://www.dyn-intl.com/, under the heading “Investor Relations — Corporate Governance”.
     Robert B. McKeon is the Chairman of the Compensation Committee, and the other members are Ramzi S. Musallam, Charles S. Ream and William G. Tobin.

Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended April 3, 2009, our Compensation Committee consisted of Robert B. McKeon, Ramzi S. Musallam, Charles S. Ream and William G. Tobin, none of whom was at any time during such fiscal year or at any other time, an officer or employee of us or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
     Messrs. McKeon and Musallam are partners in Veritas. We pay Veritas an annual management fee of $300,000 plus expenses to provide us with general business management, financial, strategic and consulting services. Reimbursed expenses for the 2009 fiscal year totaled $229,028.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
     Submitted on June 3, 2009 by the Compensation Committee:
Robert B. McKeon, Chairman
Ramzi S. Musallam
Charles S. Ream
William G. Tobin
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Compensation Discussion and Analysis is intended to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, this section addresses and analyzes each element of the compensation program. Following this section is a series of tables containing specific information about the compensation awarded to, earned by or paid to our Named Executive Officers (“NEOs”). The NEOs are:
William L. Ballhaus, President & Chief Executive Officer from May 2008 to the present;
Herbert J. Lanese, President & Chief Executive Officer until May 2008;
Robert B. Rosenkranz, Executive Vice President and Chief of Staff;
Curtis L. Schehr, Senior Vice President, Chief Compliance Officer and Executive Counsel;
Michael J. Thorne, Senior Vice President, Chief Financial Officer & Treasurer; and
Natale S. DiGesualdo, President of the Maintenance and Technical Support Services segment.
Executive Compensation Oversight; Use of Consultants
     Our executive compensation program is administered by the Compensation Committee of our Board. As reflected in its charter, the Compensation Committee is charged with reviewing and approving goals and objectives relevant to the performance of the NEOs. In addition, no less than annually, the Compensation Committee appraises the performance of the NEOs in light of these goals and objectives and sets compensation levels based on this evaluation. In setting the NEOs’ compensation, the Compensation Committee considers our performance and relative stockholder return, the compensation of executive officers at comparable companies and other factors deemed appropriate.
     From time to time, the Compensation Committee engages an independent consulting firm to review and evaluate various elements of our NEOs’ total compensation program. During fiscal year 2008, the Compensation Committee engaged Frederic W. Cook & Co. to review the long-term compensation paid to our NEO’s and to identify competitive levels of compensation and appropriate compensation elements. At that time, we also engaged Hewitt Associates LLC to study compensation and benefits throughout the Company, including the compensation and benefits of the NEOs. The results from these independent consulting firms were considered in our compensation decisions for fiscal year 2009.
     Data to determine the competitive positioning of our NEO’s was obtained from the proxy statements of a custom peer group. The peer group was developed by the compensation consultants with input from our management, with ultimate approval by the Compensation Committee. The public comparator companies utilized in the peer group were of similar size and engaged in similar lines of business. In order to assemble a sufficient number of comparators, companies from similar, though not exact, industries were included. The companies comprising our compensation peer group are:
•	Alliant Techsystems Inc.

•	Armor Holdings, Inc.

•	CACI International Inc.

•	DRS Technologies, Inc.

•	Hexcel Corporation

•	ITT Corporation

•	L-3 Communications Holdings, Inc.

•	Rockwell Collins, Inc.

•	SAIC, Inc.

•	Teledyne Technologies Incorporated
     When deliberating on executive compensation levels, the Compensation Committee gave consideration to the competitive market data obtained from the compensation consultants, the performance and tenure of the individual executive and the relative importance of the executive’s role within the Company.
Executive Compensation Philosophy
     The Compensation Committee believes that compensation paid to NEO’s should assist us in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the NEOs to achieve our business objectives and to align their financial interests with those of our stockholders. Based on this philosophy, the compensation of our NEOs includes a combination of salary, annual incentive (i.e., cash bonuses), long-term equity-based awards and other employment benefits. Salary and cash bonuses are utilized so that management focuses on short-term goals. Additionally, long-term equity-based compensation is used so that management focuses on long-term goals and performance.
     As discussed above, we retained the services of professional compensation consultants who were assigned responsibility for conducting a competitive review of our executive compensation program. In this competitive review, the existing executive compensation program was reviewed relative to market practices. Findings were subsequently reported in the form of an analysis, which summarized competitive total compensation, which included the following sub-elements: base annual salary; target annual incentive compensation; target total cash compensation (the sum of base salary and target annual incentive compensation); grant date fair value of long-term equity-based incentives; and total direct compensation (the sum of total cash compensation plus the grant date fair value of long-term equity-based incentives).
     Our compensation philosophy is to provide pay opportunities and a compensation program that are slightly above the median results of the market analysis in order to enable us to attract and retain a quality executive team focused on maximizing shareholder value. In determining the adequacy of the executive compensation package, consideration is given to total cash compensation and total direct compensation compared to the median results of the market analysis. When deliberating executive compensation levels, the Compensation Committee gave consideration to the total cash compensation and total direct compensation market analysis findings as well as the performance and tenure of the individual NEO and the relative importance of the NEO’s role within the Company.
     The policies applicable to the total cash compensation of the individual NEOs do not differ. Differences in compensation are driven either by scope of the NEO’s services or by contractual terms applicable for the NEO’s first year of service. Fixed bonus amounts during the first year of service are not uncommon and are an attempt to provide appropriate compensation levels to new executives, including NEOs, during their initial year of service. For example, Mr. Ballhaus’ bonus for fiscal year 2009 was a contractually stated minimum, equal to 100% of target.
     Our philosophy regarding long-term equity-based compensation of the individual NEOs does not differ and is used so that management focuses on long-term goals for the Company. As further described below in the “Long-Term Incentive Compensation Plan” and “Other Equity-Based Awards” sections, our equity compensation is based on two different types of awards, plan-based awards and Class B Interests. Certain NEOs have been granted Class B Interests, as further described in “Other Equity-Based Awards” below. Mr. Ballhaus is our only NEO to receive plan-based awards to date, which took the form of restricted stock units (“RSUs”). The basis for this difference is the fact that Mr. Ballhaus first became an employee after the time that grants of Class B Interests ended, and it was deemed appropriate that he receive plan-based awards comparable to the level of Class B Interests received by our other NEOs. No RSUs have been granted to our other NEOs, as their equity compensation levels from their Class B Interests were at a sufficient level based on our compensation philosophy.
     With regards to total compensation, our philosophy is consistent with general market practice, which compensates individuals based on factors such as experience, duties and position within the organization and the requirements of the market place for senior executives.
     We have employment agreements with our NEOs and certain other executive officers which provide for termination payments. These employment agreements are discussed further below, under the heading “Employment Agreements”.
Elements of our Executive Compensation Program
     The primary elements of our executive compensation, including compensation of the NEOs, for the fiscal year 2009 were:
•	base salary;

•	an annual incentive bonus, paid in cash;

•	a long-term incentive compensation plan;

•	long-term equity-based awards from our controlling stockholder;

•	a tax-qualified savings plan with matching company contributions; and

•	perquisites and other personal benefits.
     In evaluating overall compensation, we initially consider each element independently of the others. An overall assessment is made of the aggregate compensation to determine if overall compensation is consistent with our philosophy. Further specifics with regard to each element of compensation are discussed in the sections below.
Base Salary
     We pay our NEOs a base salary as fixed compensation for their time, efforts and commitments throughout the year. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Competitive and performance data are reviewed by the Compensation Committee in order to make compensation decisions that will maintain a competitive level of remuneration for each NEO but not place them outside a reasonable range of compensation for comparable positions in the government services industry. Salaries are set based on a review of competitive market data, consideration of individual performance, compensation relative to other NEO’s and the importance to stockholders of the individual’s continued service. While market data is compared against external factors, individual performance is assessed through our annual employee evaluation process, which compares performance goals based on their positions within our Company. The increases in base salaries were developed using external compensation benchmarking data and are included in total salary, as reflected in column (c) of the “Summary Compensation Table” below.
Incentive Bonus Compensation
     During 2007, we established the Amended and Restated Executive Incentive Plan (“EIP”). The purpose of the EIP is to provide additional compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified executives.
     Under the EIP, and consistent with our employment agreements with the NEOs, target bonus amounts for fiscal year 2009 were based on a percentage of base salary, varying by the NEO level and overall job responsibilities. This method of assigning actual awards is consistent with our compensation philosophy and is based on market data we use from our compensation consultants as discussed in more detail within the “Executive Compensation Philosophy” section above.
     Specific target bonus percentages are set forth in the following table.

Covered NEO	Fiscal Year	Base Salary	Target Bonus Percentage		Target Bonus Amount
Mr. Ballhaus(3)	2009	$650,000	100	%(1)	$650,000	(1)
Mr. Lanese	2009	$850,000	100%		$850,000
	2008	$850,000	125%		$1,062,500
	2007	$800,000	N/A	(2)	$1,000,000	(2)
Mr. Rosenkranz	2009	$424,000	60%		$254,400
	2008	$408,000	60%		$244,800
	2007	$370,000	50%		$185,000
Mr. Schehr(3)	2009	$367,000	50%		$183,500
	2008	$355,000	50%		$177,500
Mr. Thorne	2009	$395,000	60%		$237,000
	2008	$380,000	60%		$228,000
	2007	$362,000	60%		$217,200
Mr. DiGesualdo	2009	$331,000	60%		$198,600
	2008	$320,000	60%		$192,000
	2007	$253,000	50%		$126,500

(1)	Mr. Ballhaus’ target bonus for the fiscal year 2009 was set at 100% of his base salary with the potential to earn a higher payout if Company results exceed performance targets. Under the terms of his employment agreement, his minimum bonus for fiscal year 2009 was set at $625,000.

(2)	Mr. Lanese’s bonus for FY 2007 was a fixed amount of $1,000,000.

(3)	Information is not included for Messrs. Ballhaus or Schehr for the periods prior to the year they became NEOs.
     Bonuses are paid under the EIP based on the attainment of certain financial and non-financial performance criteria that were approved by the Compensation Committee. For the fiscal year 2009, our financial performance criteria, as outlined in the table below, represented 70% of an individual’s target incentive compensation. The remaining 30% of an individual’s target incentive compensation was based upon achievement of personal goals tied to their positions within our Company, which are established during our yearly performance evaluation process. The EIP provides that the target award percentages, performance criteria and performance targets will be established annually during the first 90 days of the plan year.
     For fiscal year 2009, our financial performance criteria for our NEOs included earnings before interest, tax, depreciation and amortization (“EBITDA”), days sales outstanding (“DSO”) and revenue. We rewarded effective management of DSO as part of our bonus criteria because of its impact on cash flow. We established EBITDA as a key financial measure to assess our operating performance. In fiscal years where unusual, non-recurring items occur, we may adjust EBITDA, at the discretion of the Compensation Committee, to exclude such items that have been deemed by management to have little or no bearing on our day-to-day operating performance. We established revenue as a key measure, as it measures gross sales to our customers and is consistent with our long-term strategic plan.

     Bonuses earned by the NEOs under the EIP or otherwise for performance during fiscal year 2009 are reflected in column (g) of the “Summary Compensation Table” below. Our consolidated financial performance targets and actual results for the 2009 fiscal year were as follows:

		Performance	Weighting of	Actual Results
Fiscal Year	Performance	Targets for Fiscal	Performance	(for the Fiscal
Ended	Metric	Year	Metrics	Year)
April 3, 2009	EBITDA (1)	$214 million	50%	$221 million
	Revenue	$2.950 billion	25%	$3.101 billion
	DSO (2)	75 days	25%	72 days
March 28, 2008	EBITDA (1)	$205 million	50%	$175 million
	Revenue	$2.400 billion	25%	$2.140 billion
	DSO (2)	74 days	25%	79 days
March 30, 2007	EBITDA (1)	$170 million	75%	$174 million
	DSO (2)	77 days	25%	75 days

(1)	In fiscal year 2009, we adjusted EBITDA to exclude unusual, non-recurring items such as unrecoverable severance and IPO bonuses.

(2)	DSO utilized for performance metric purposes is calculated as the average monthly DSO for the fiscal year 2009 and can differ from DSO calculated for financial reporting purposes, as disclosed in our Annual Report on Form 10-K filed with the SEC on June 11, 2009.
     Actual compensation under the EIP may differ from targeted compensation based on the achievement of Company financial performance criteria and personal goals or through discretionary action by our Compensation Committee. Results are applied consistently for all NEOs, with the exception of specific contractual requirements, such as in the case of Mr. Ballhaus for whom a minimum amount of $625,000 was set for fiscal year 2009.
Long-Term Incentive Compensation Plan
     During 2007, we adopted the DynCorp International 2007 Omnibus Incentive Plan (“OIP”). The principal features of the OIP are as follows:
•	equity-based and cash-based awards;
•	directors, NEO’s and other employees are eligible;
•	stock options will have a maximum 10-year term, will be priced at 100% of fair market value on date of grant and may not be re-priced without stockholder consent;
•	stock appreciation rights will have a base price at 100% of fair market value of common stock on the grant date, may not be re-priced without stockholder consent and will result in a cash payment equal to the excess of the market price of our common stock on the exercise date over the base price;
•	performance awards will be cash payments or equity grants based on Company performance metrics over a pre-established period;
•	restricted stock grants may be in the form of actual shares or share units;
•	other share-based awards primarily apply to grants of deferred stock for director compensation;
•	there are maximum individual award limits; and
•	awards may vest in the event of a change in control.
Restricted Stock Units
     The OIP provides for the grant of RSUs and other equity-based awards. From time to time, the Compensation Committee approved RSU awards to certain of our key employees (“Participant(s)”), including Mr. Ballhaus, who was granted 100,000 RSUs on September 3, 2008, in accordance with his employment agreement. Under the terms of his agreement, half of these awards were service-based and vest ratably over a three year period on the anniversary of Mr. Ballhaus’ employment commencement date, on May 19th, 2008. The remaining 50,000 RSUs were performance-based, tied to specific performance goals for fiscal year 2009. The remaining two thirds of his performance-based awards will vest over the next two years, with one third vesting each year on the anniversary of the Mr. Ballhaus’ employment commencement date. The grants were made pursuant to the terms and conditions of the OIP and are subject to award agreements between the Company and each Participant. For a discussion of the rationale for the award to Mr. Ballhaus, see “Executive Compensation Philosophy” above. None of the other NEOs have received awards of RSUs.
     Participants vest in RSUs either: (i) ratably over the corresponding service term, generally one to three years (“service-based awards”); or (ii) based on performance conditions tied to our financial performance (“performance-based awards”). The RSUs have assigned value equivalent to our Common Stock and may be settled in cash or shares of our common stock at the discretion of the Compensation Committee. Compensation related to RSUs is reflected in column (e) of the “Summary Compensation Table” below.
Other Equity-Based Awards
     Each of the NEOs, other than Mr. Ballhaus, has been granted Class B Interests. Under the terms of the operating agreement of DIV, holders of Class B Interests are entitled to receive proportional shares of distributions made by DIV, provided that the holders of Class A membership interests in DIV have received an 8% per annum internal rate of return on their invested capital. The Class B Interests are subject to either five-year or four-year vesting schedules, with any unvested interests reverting to the holders of Class A membership interests in the event the Class B Interests are forfeited or repurchased. Class B Interests are granted with no exercise price or expiration date. The NEOs, except Mr. Ballhaus, were granted Class B Interests by the manager of DIV.
     The Class B Interests have no dilutive effect on our common stock. In addition, payments made upon vesting and liquidation will be funded by DIV and will not affect our available working capital. Because these Class B Interests are accounted for as compensation in our consolidated financial statements, they are considered by our Compensation Committee when considering grants of equity-based awards under the OIP.
     No NEO received any Class B Interest grants during fiscal year 2009. Aggregate Class B Interests awarded to the NEOs are reflected below under the heading “Other Equity-Based Awards”.
Savings Plan
     Each of the NEOs is eligible to participate in our tax-qualified 401(k) plan on the same basis as all other eligible employees. We provide a company matching contribution under the 401(k) plan on a non-discriminatory basis. The matching contributions paid by us on behalf of the NEOs are reflected in column (i) of the Summary Compensation Table. Details of the plan are discussed in Note 6 to our consolidated financial statements for the fiscal year ended April 3, 2009, included in our Annual Report on Form 10-K filed with the SEC on June 11, 2009.
Perquisites and Other Personal Benefits
     We maintain group medical and dental insurance, accidental death insurance and disability insurance programs for our employees, as well as customary vacation and other similar employee benefits. The NEOs are eligible to participate in these programs on the same basis as our other U.S.-based salaried employees. The costs of these group plans are not identifiable by individual participant and, therefore, are not reflected in the Summary Compensation Table.
     The Compensation Committee adopted an Executive Benefits Plan for designated executives effective January 1, 2008, including the NEOs, under which they will be reimbursed up to $15,000 per year in the aggregate for annual physical examinations not covered by group health plans, personal income tax services and estate planning services. Payments under the Executive Benefits Plan will be grossed up to compensate for income taxes on the payments. During fiscal 2009, payments in the aggregate amount of $48,990 were made to the NEOs under this Plan and are reflected in column (i) of the Summary Compensation Table. No payments were made for any prior periods.
     Messrs. Ballhaus and Rosenkranz are provided with a special travel accident policy with benefit payout amounts of $7,800,000 and $3,825,000, respectively. While he was our President and Chief Executive Officer, Mr. Lanese was provided with a similar policy with a benefit payout amount of $10,800,000. The NEO’s respective shares of the premium for such insurance are reflected in column (i) of the “Summary Compensation Table” below.

     The cost we incurred in providing term life insurance benefits to each of our NEOs is reflected in column (i) of the “Summary Compensation Table” below. This benefit is generally available to most U.S.-based non-union employees.
Tax Implications of Executive Compensation
     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which limits the deduction for a publicly held corporation for otherwise deductible compensation to any “covered employee” to $1,000,000 per year. A covered employee includes the CEO and the four highest-compensated officers as of the close of the taxable year (other than the CEO) whose compensation is required to be disclosed to the stockholders in this proxy statement. The compensation limitation does not apply to privately held companies. If a company becomes publicly held in connection with an initial public offering and has a compensation plan or plans that were adopted when the company was privately held, and the terms of such plans were adequately disclosed in the company’s offering prospectus, then such company is considered in “transition”, and, so long as the plans are not materially modified during the transition period, any payments made under the terms of such plans are excluded from the $1,000,000 limit. Generally, the transition period extends to the first regularly scheduled meeting of the shareholders that occurs after the close of the third calendar year following the calendar year in which the company becomes publicly held. Any grants made prior to the end of the transition period are exempt from the Code Section 162(m) compensation limit. If a covered employee receives compensation pursuant to an agreement made subsequent to the adoption of the plans that either accelerates the timing of or increases the amount of compensation otherwise payable under the terms of the previously adopted plans, then a “material modification” is deemed to have occurred, and any compensation paid pursuant thereto is not exempt from the $1,000,000 limit. We became publicly held in May 2006. In addition, if a company adopts a compensation plan or plans after it becomes public and such plan or plans meet all the requirements of Performance Based Compensation as set forth in Code Section 162(m)(C) (“Performance Based Compensation”) and the regulations adopted thereunder, then such compensation is also exempt from the $1,000,000 limit.
     We adopted the EIP in fiscal year 2008, and it was approved by our shareholders at the August 8, 2007 annual meeting. We believe the bonus grants issued under the EIP qualify as Performance Based Compensation. We also adopted the OIP in fiscal year 2008; it was approved by the shareholders at the August 8, 2007 annual meeting, and a grant of RSUs has been made to one of the covered employees. The grants of our service-based RSUs do not qualify as Performance Based Compensation. We believe, therefore, that all compensation paid to our NEOs other than Messrs. Ballhaus, and Lanese during fiscal year 2009, is exempt from the Code Section 162(m) limitation, because it was paid either pursuant to compensation plans that were adopted at a time when we were privately held or qualified as Performance Based Compensation. We believe the portion of the compensation payable to Mr. Ballhaus with respect to his service-based RSU awards, which will begin to vest in fiscal year 2010, do not qualify, since those awards do not meet the definition of Performance Based Compensation. We believe that a portion of the compensation payable to Messrs. Lanese with respect to his Class B Interests is not exempt, since the terms of his employment agreements constitute a material modification to those grants. In fiscal year 2009, Mr. Lanese received compensation that was in excess of the Code Section 162(m) limit although he was not considered a covered employee, under Code Section 162(m), in fiscal year 2009. The Compensation Committee may approve compensation that will be in excess of the Code Section 162(m) limitation, in order to ensure competitive levels of total compensation for our executive officers.
Accounting Implications of Executive Equity-Based Compensation
     During the fiscal year ended March 28, 2008 and prior periods, certain members of our management and outside directors were granted Class B Interests in an affiliate, DIV. DIV conducts no operations and was established for the primary purpose of holding our equity.
     We retained an independent party, Value Incorporated, to conduct a fair-value analysis of the Class B Interests granted to management and outside directors. Based on this analysis, the aggregate grant-date fair value, as of April 3, 2009, of the Class B Interests granted to members of management and outside directors from November 25, 2005 through April 3, 2009, net of forfeitures, is $9,669,245. In accordance with FASB No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123(R)”), we recorded compensation expense based on the grant-date fair value and commensurate with our vesting schedules.

     Our RSU awards have been determined to be liability awards in accordance with SFAS 123(R); therefore, the fair value of the RSU awards are re-measured at each financial reporting date as long as they remain liability awards. For fiscal year 2009, we recorded compensation expense based on the re-measured fair value as of April 3, 2009 and commensurate with our vesting schedules. For RSU awards that require the achievement of a performance target, compensation expense is recorded utilizing our best estimate of achievement of the performance target. As of April 3, 2009, we estimated 100% achievement of the performance target.
OUR EXECUTIVE OFFICERS
     The following persons are currently executive officers of the Company.
     William L. Ballhaus, age 41, has served as our President and Chief Executive Officer and as a director since May 2008. From March 2007 to May 2008, he was president of the Network Systems business for the Electronics & Integrated Solutions Operating Group of BAE Systems Inc. From 2003 to 2007, he was president of BAE Systems Inc.’s National Security Solutions and Mission Solutions businesses. He holds a Bachelor’s degree in mechanical engineering from the University of California at Davis and Master’s and Doctorate degrees in aeronautics and astronautics from Stanford University, as well as a Master’s degree in business administration from the Anderson Graduate School of Management at UCLA. He serves on the United States Geospatial Intelligence Foundation Board of Directors. He is an Associate Fellow of the American Institute of Aeronautics and Astronautics and a Fellow of the British American Project.
     Craig Reed, age 49, Senior Vice President for Strategy and Corporate Development, joined DynCorp International in December 2008. In this role, he oversees market intelligence, strategic planning, strategic initiatives, mergers and acquisitions, capture and proposal management, government relations, Middle East marketing, and media and marketing communications. Before joining Dl, he was vice president of strategy for Northrop Grumman’s Corporate Cyber Campaign, and vice president of strategy and planning for their Intelligence, Surveillance & Reconnaissance Systems division. Mr. Reed was a presidential appointee to the U.S. Department of Energy (“DoE”), where he served as senior policy advisor in the Office of the Secretary and Executive Director of the Secretary of Energy Advisory Board, and acted as chairman of the DoE’s Counterterrorism/Homeland Security Council and representative to the White House National Space Policy Coordinating Council. Mr. Reed earned a PhD in public policy with a concentration in national security studies from George Washington University. He holds a Master of International Affairs degree in international security policy and international business from Columbia University, and Bachelor of Arts degrees in political science and psychology from the State University of New York at Albany.
     Robert B. Rosenkranz, age 69, has served as our Executive Vice President and Chief of Staff since December 2008. He was the President of our operating company’s former International Security Services segment from 2005 to December 2008. He graduated from the United States Military Academy, holds a Masters degree from the University of Pennsylvania and retired from the U.S. Army with the rank of major general. He served as Senior Vice President for range and logistics services of our predecessor from 1995 to 2001; as Vice President of business development for MPRI/L-3 from 2001 to 2003; as General Manager of Beamhit for MPRI/L-3 from 2003 to 2004, and as a Vice President of business development for KEI Pearson, Inc. from January to August 2005.
     Curtis L. Schehr, age 50, has served as our Senior Vice President, Chief Compliance Officer and Executive Counsel since May 2009. Previously, he served as our Senior Vice President & General Counsel from October 2006 through May 2009, and serves as Acting General Counsel while the Company seeks to hire a successor. Mr. Schehr was elected Secretary in 2007. Prior to joining DynCorp International, Mr. Schehr was Senior Vice President, General Counsel & Secretary of Anteon International Corporation for approximately ten years. At Anteon, Mr. Schehr was part of the corporate leadership team that spearheaded the company’s growth and acquisition strategy, including an initial public offering in early 2002. From 1991-1996, he was Associate General Counsel of Vitro Corporation. Prior to that, Mr. Schehr was Corporate Legal Counsel at Information Systems and Networks Corporation and served in several legal and contracts positions at Westinghouse Electric Corporation’s defense group. Mr. Schehr holds a J.D. degree, with honors, from the George Washington University Law School and two B.A. degrees from Lehigh University, where he was elected to Phi Beta Kappa.

     Steven Schorer, age 51, has served as President of our operating company’s Global Platform Support Solutions segment since its formation in April 2009. Mr. Schorer has more than 28 years of experience in the aerospace and defense industry, and a diverse background in general management, international business development, program management, and engineering. From 2003 to 2008, he was president of the C4I segment at DRS Technologies, a $1.5 billion operation with 22 sites and over 5,000 employees. Before that, he served as president and general manager of the Ocean Systems Division of L-3 Communications. He has also worked for Allied Signal Aerospace, Lockheed Missiles and Space, Raytheon, and Hughes Aircraft. Mr. Schorer has a Bachelor of Science degree in electrical engineering from the University of Massachusetts. He completed executive management programs at the Anderson School of Executive Management, University of California, Los Angeles, and at the American Graduate School of International Management in Phoenix.
     Anthony Smeraglinolo, age 56, has served as President of our operating company’s Global Stabilization and Development Solutions segment since its formation in April 2009 and of its predecessor, the International Security Services segment, from December 2008 to March 2009. He was with L-3 Communications from 2006 through 2008 where he served as President of the Intelligence Solutions Division from 2007 through 2008 and Senior Vice President and General Manager of the National Solutions Business area of the Intelligence Solutions Division of L-3 Communications from 2006 through 2007. From 2001 to 2006, he was Vice President of Programs for the Harris Technical Services subsidiary of Harris Corporation, and also held various financial and operational leadership positions for the Government Communications Division of Harris Corporation from 1980 to 1999. He served as Senior Vice President of Business Operations for DRS Technologies from 1999 to 2001. Mr. Smeraglinolo has a Bachelor’s degree in Business Management from Fairfield University and a Master’s degree in Business Administration from the Florida Institute of Technology.
     Michael J. Thorne, age 52, has served as our Senior Vice President, Chief Financial Officer and Treasurer since 2005. Before assuming this position, he was Vice President of Contracts and a director for joint ventures based in the United Kingdom, Saudi Arabia and Puerto Rico. Mr. Thorne’s other responsibilities have included financial forecasts, forward pricing rates, incurred cost submissions, disclosure statements, and program/contract pricing. He joined the company in 2001, after 22 years of service with Lockheed Martin in various key financial positions. Mr. Thorne graduated from the University of Georgia with a BBA degree in Finance and subsequently earned his MBA in Finance.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth information regarding compensation for fiscal years 2009, 2008 and 2007 awarded to, earned by or paid to our NEOs.

					Non-Equity
				Stock	Incentive
				(Equity)	Plan	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
William L. Ballhaus (5)	2009	547,500	350,000	—	816,400	80,937	1,794,837
President & Chief Executive	2008	—	—	—	—	—	—
Officer	2007	—	—	—	—	—	—
Herbert J. Lanese (6)	2009	233,260	—	528,269	—	4,131,835	4,893,364
Former President & Chief	2008	834,616	—	8,309	327,300	172,706	1,342,931
Executive Officer	2007	553,846	—	851,509	1,000,000	107,636	2,512,991
Robert B. Rosenkranz	2009	419,299	—	407,034	365,340	72,853	1,264,526
Executive Vice President &	2008	396,554	—	407,034	75,400	49,545	928,533
Chief of Staff	2007	358,746	25,000	50,447	260,000	55,323	749,516
Curtis L. Schehr(5)	2009	363,602	—	317,528	230,743	9,757	921,630
Senior Vice President, Chief	2008	350,385	—	317,528	54,700	20,302	742,915
Compliance Officer and Executive Counsel
Michael J. Thorne	2009	390,523	—	151,343	297,823	43,380	883,069
Senior Vice President, Chief	2008	374,462	—	151,343	70,200	39,699	635,704
Financial Officer & Treasurer	2007	349,942	125,000	151,342	221,340	51,474	899,098
Natale S. DiGesualdo	2009	327,754	—	670,446	298,080	70,712	1,366,992
President, Maintenance &	2008	317,169	—	284,776	63,600	61,046	726,591
Technical Services	2007	265,554	—	50,448	133,331	46,820	496,153

(1)	The amounts reported in column (d) for fiscal year 2009 represent a sign-on bonus associated with Mr. Ballhaus’ employment contract. The fiscal year 2007 amounts represent cash bonuses earned during fiscal year 2007 by our NEOs related to our initial public offering of common stock in May 2006.

(2)	The amounts reported in column (e) reflect vesting from equity-based awards which comprise RSUs and vesting of Class B Interests. Assumptions used in the calculation of these awards are discussed in Note 11 to our consolidated financial statements for the fiscal year ended April 3, 2009, included in our Annual Report on Form 10-K filed with the SEC on June 11, 2009. Further information is provided in Restricted Stock Units and Other Equity-Based Awards discussion below under the headings “Grants of Plan-Based Awards” and “Other Equity-Based Awards”.

(3)	The amounts reported in column (g) represent cash bonuses that were earned in fiscal years 2009, 2008 and 2007 pursuant to our EIP, which is discussed above under the heading “Long-Term Incentive Compensation Plan”. Bonuses were paid out on June 11, 2009, June 10, 2008 and June 11, 2007, for the prior fiscal year, respectively.

(4)	The amount of each component of All Other Compensation reported in column (i) for each NEO is set forth in the “All Other Compensation” table below.

(5)	Information is not included for Mr. Schehr for the period prior to the year he became an NEO. Information is not included for Mr. Ballhaus for the period prior to his employment with the Company.

(6)	Mr. Lanese’s compensation for fiscal years 2007, 2008 and 2009 excludes his compensation as a director for the periods that he was not an executive officer.

ALL OTHER COMPENSATION
     The following table outlines perquisites and personal benefits provided by us in fiscal years 2009, 2008 and 2007.

		401(k)					Cost of	Total
		Matching	Relocation		Car	Paid Time	Insurance	Other
		Contributions	Allowance	Severance	Allowance	Off	Policies	Compensation
Name	Fiscal Year	($)	($)	($)	($)	($)(1)	($)(2)	($)
Mr. Ballhaus (3)	2009	8,500	—	—	—	—	72,437	80,937
Mr. Lanese	2009	5,473	—	4,028,992	—	92,683	4,687	4,131,835
	2008	10,000	45,314	—	—	—	117,392	172,706
	2007	10,461	—	—	—	—	97,175	107,636
Mr. Rosenkranz	2009	7,970	—	—	—	20,576	44,307	72,853
	2008	10,000	—	—	—	—	39,545	49,545
	2007	9,755	—	—	9,554	—	36,014	55,323
Mr. Schehr (3)	2009	9,757	—	—	—	—	—	9,757
	2008	10,000	—	—	—	—	10,302	20,302
Mr. Thorne	2009	9,892	—	—	—	17,538	15,950	43,380
	2008	10,000	—	—	—	15,315	14,384	39,699
	2007	11,126	—	—	10,615	26,934	2,799	51,474
Mr. DiGesualdo	2009	10,430	—	—	—	42,728	17,554	70,712
	2008	9,986	—	—	—	33,786	17,274	61,046
	2007	10,966	—	—	3,962	24,564	7,328	46,820

(1)	Represents compensation paid out during the fiscal year in lieu of unused vacation and personal time.

(2)	Represents the cost of company-paid term-life insurance policies for the NEOs and the NEOs’ share of premiums for special business travel accident policies, including tax gross-up amounts paid to the NEOs, for the benefit of Messrs. Ballhaus, Lanese and Rosenkranz.

(3)	Information is not included for Mr. Schehr for the period prior to the year he became an NEO. Information is not included for Mr. Ballhaus for the period prior to his employment with the Company.
GRANTS OF PLAN-BASED AWARDS
     The following table provides information about equity and non-equity awards granted to the NEOs in fiscal year 2009. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

								All other	All other
								stock	option
								awards:	awards:	Exercise	Grant date
		Estimated future payouts under						number of	number of	or base	fair value
		non-equity incentive plan			Estimated payouts under			shares of	securities	price of	of stock
		awards(1)			equity incentive plan awards			stock or	underlying	option	and option
		Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	awards
Name	Grant date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mr. Ballhaus	09/03/08				50,000	50,000	50,000	50,000	—	—	—
	05/19/08	625,000	650,000	1,300,000
Mr. Lanese	—	—	—	—	—	—	—	—	—	—	—
Mr. Rosenkranz	6/21/08	78,985	254,400	508,800	—	—	—	—	—	—	—
Mr. Schehr	6/21/08	56,972	183,500	367,000	—	—	—	—	—	—	—
Mr. Thorne	6/21/08	73,583	237,000	474,000	—	—	—	—	—	—	—
Mr. DiGesualdo	6/21/08	61,660	198,600	397,200	—	—	—	—	—	—	—

(1)	Threshold, target and maximum amounts are calculated based on the weighted averages of the respective performance measures under the EIP, which is discussed further above under the heading “Incentive Bonus Compensation”.

(2)	Amount represents grant-date fair value of the RSU awards. Our RSUs are accounted for as liability awards in accordance with SFAS 123(R) and are subsequently re-measured at each reporting period.

     The following table provides information about the vesting of equity awards granted to the NEOs, which remain unvested as of April 3, 2009. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(1) (#)	Market value of shares or units of stock that have not vested(1) (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Ballhaus (2)	—	—	—	—	—	50,000	675,000	50,000	675,000
Mr. Lanese	—	—	—	—	—	—	—	—	—
Mr. Rosenkranz	—	—	—	—	—	—	—	—	—
Mr. Schehr	—	—	—	—	—	—	—	—	—
Mr. Thorne	—	—	—	—	—	—	—	—	—
Mr. DiGesualdo	—	—	—	—	—	—	—	—	—

(1)	As of April 3, 2009, no plan-based awards had vested. The market value of the unvested plan-based awards was calculated using our closing stock price on April 3, 2009.

(2)	Half of Mr. Ballhaus’ awards are service-based and vest ratably over a three year period on the anniversary of Mr. Ballhaus’ employment commencement date, on May 19th, 2008. The remaining 50,000 RSUs are performance-based, tied to specific performance goals for fiscal year 2009. The remaining two thirds of his performance-based awards will vest over the next two years, with one third vesting each year on the anniversary of the Mr. Ballhaus’ employment commencement date.
Other Equity-Based Awards
     Because the Class B Interests are similar in nature to equity awards under a company plan, we provide our stockholders with information concerning the Class B Interests. The following table sets forth certain information with respect to Class B Interests that were owned by our NEOs and were outstanding at the end of fiscal year 2009. Pursuant to the terms of the Operating Agreement governing DIV, if the Company’s shares are publicly traded on or after February 11, 2010, Class B Interests may be redeemed from the holder of the Class B Interests (the “Class B Member”) at the end of any fiscal quarter, for the Company’s stock or cash, at the discretion of Veritas, on thirty days’ written notice, upon February 11, 2010, as indicated below. Class B Interests remain subject to reduction until the earlier of (i) the Class B Member’s fourth or fifth employment/directorship anniversary, depending upon the individual’s employment agreement, (ii) date of termination or (iii) a change in control of the Company.

     Information concerning Class B Interests outstanding as of April 3, 2009 is reflected as follows:

				Class B Interests	Book Value of	Book Value of
	Class B Interests	Class B Interests	Cumulative Class B	That Have Not	Vested Class B	Unvested Class B
	Vested as of	Vested During	Interests Vested as	Vested as of	Interests as of	Interests as of
	March 28, 2008	Fiscal Year 2009	of April 3, 2009	April 3, 2009	April 3, 2009	April 3, 2009
Name	(%)(1)	(%)(1)	(%)(1)	(%)(2)	($)(3)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Mr. Ballhaus(4)	0.0000	0.0000	0.0000	0.0000	—	—
Mr. Lanese	0.4140	0.1270	0.5410	0.0940	1,388,087	363,258
Mr. Rosenkranz	0.1725	0.1300	0.3025	0.3475	864,515	1,170,654
Mr. Schehr	0.1000	0.1000	0.2000	0.2000	635,055	635,056
Mr. Thorne	0.3825	0.1275	0.5100	0.1275	605,370	151,343
Mr. DiGesualdo(5)	0.1850	0.1000	0.2850	0.0000	670,446	—

(1)	Columns (b), (c) and (d) provide the vesting status of Class B Interests as of the specified period for each of our NEOs. Percentages reflect vested Class B Interests, as described above under the heading “Other Equity-Based Awards”.

(2)	Percentages in column (e) reflect unvested Class B Interests, as described above under the heading “Other Equity-Based Awards”. Class B Interests vest ratably over the five-year period following the grant except in the case of Mr. Schehr, who received a four-year vesting grant in 2006 associated with him joining our Company. Mr. Schehr had no previous grants.

(3)	Columns (f) and (g) reflect the book value of the Class B Interests that were vested or unvested as of April 3, 2009. The related market value of the vested and unvested Class B Interests as of April 3, 2009 was $ 4,163,474 and $ 2,320,311, respectively, which would represent 308,405 and 171,875 Common Stock equivalents (issuable by DIV at their discretion upon vesting), respectively, based on our closing stock price on April 3, 2009. The market value of the Class B Interests was calculated using a market value model that includes the following variables: the Company’s stock price; the number of outstanding common shares; DIV ownership percentage; remaining preference to DIV Class A membership interest holders; and a discount for lack of marketability.

(4)	No Class B Interests were granted to Mr. Ballhaus as he received RSU awards for his equity-based compensation.

(5)	Due to his announced intent to retire in June 2008, a 100% forfeiture estimate was assumed for Mr. DiGesualdo as of April 3, 2009.
EMPLOYMENT AGREEMENTS
     We have employment agreements with Messrs. Ballhaus, Rosenkranz, Schehr, Thorne, and DiGesualdo. We also had an employment agreement with Mr. Lanese, whose employment was terminated on May 19, 2008 by us, without Cause. A description of the payments and benefits Mr. Lanese received in connection with his termination is provided in “Other Potential Post-Employment Payments” below.
     The initial term of the employment agreements is three years for Mr. Ballhaus, four years for Messrs. Lanese and Schehr and five years for Messrs. Rosenkranz, Thorne and DiGesualdo. Following the initial term, each of the employment agreements will automatically renew for additional one-year periods, unless either we or the NEO delivers written notice of intent not to renew.

     The employment agreements establish minimum salaries and annual incentive compensation targets for each of the covered NEOs. Applying current salary rates and target bonuses to the employment agreements, the fiscal year 2009 base salary and target bonuses are as follows:

Covered NEO	Base salary	Target bonus
Mr. Ballhaus (1)	$650,000	$650,000	(1)
Mr. Lanese (2)	850,000	850,000
Mr. Rosenkranz	424,000	254,400
Mr. Schehr	367,000	183,500
Mr. Thorne	395,000	237,000
Mr. DiGesualdo	331,000	198,600

(1)	Mr. Ballhaus’ employment agreement provided for a guaranteed minimum bonus of $625,000 for fiscal year 2009.

(2)	Mr. Lanese served as our President and Chief Executive Officer from 2006 to May 2008.
     Pursuant to his employment agreement, Mr. Ballhaus has agreed that he will not (a) for a period of two years following termination of his employment, solicit, for purposes of marketing, selling or providing services or products thereto, any party which was a customer of ours during the year prior to his termination or was a targeted customer at the time of termination or (b) solicit for employment any person who was an employee of ours during the year prior to his termination. He has also agreed that, for a period of two years following early termination of his employment or one year following normal expiration of the term of his employment agreement, he will not compete with us for contracts held by us, or which we are in the bidding process at the time of termination, having potential annual revenues of $100 million or more.
     Pursuant to the employment agreements of Messrs. Rosenkranz, Schehr, Thorne and DiGesualdo, each such NEO has agreed that, during the term of the employment agreement and for a period of one year following the termination of the agreement, he will not employ or solicit for employment any current or former employees of our company.
     Furthermore, NEO’s may not disclose any confidential information to any person or entity, unless required by law. In addition, under the terms of the employment agreements, we have agreed to indemnify the NEO’s against any claims or liabilities relating to the NEOs’ services to us, to the extent permitted by applicable law, and to pay for counsel for the NEOs’ defense.
     The NEO’s employment agreements provide for payments in connection with certain terminations of employment. A description of the payments and benefits each NEO receives upon termination of employment is provided below in “Other Potential Post-Employment Payments”.
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
     The following section describes the payments and benefits that would be provided to our NEOs in connection with any termination of employment, including resignation, involuntary termination, death, retirement, disability or a change in, control to the extent occurring on April 3, 2009. However, the actual amounts that would be paid under each circumstance can only be determined at the actual time of termination of employment. The assumptions and methodologies that were used to calculate the amounts paid upon a termination of employment are set forth at the end of this section.
Payments Made Upon Certain Terminations
     In the event Mr. Ballhaus is terminated by us without Cause or voluntarily terminates his employment for Good Cause, we would provide him with the following payments and benefits:
•	a payment equal to the pro rated portion of his incentive compensation that would be payable to him based on our projected performance through the termination date; and

•	a payment equal to two times the sum of his then base salary plus an average of (a) the incentive bonus earned by him during the prior fiscal year and (b) his target bonus for the year of termination, payable in two installments during the year following termination.
     In the event Mr. Ballhaus’ employment agreement is not automatically extended for a term of one year at the time of its normal expiration and his employment terminates at the election of the company, we would provide him with the following payments and benefits:
•	a payment equal to the sum of his then base salary plus an average of (a) the incentive bonus earned by him during the prior fiscal year and (b) his target bonus for the year of termination, payable in two installments during the year following termination;
•	a payment equal to the amount of incentive compensation that would have been paid to him during the 90 days following his termination, if he had continued to be employed during such 90-day period, payable at the same time such bonus is payable to other executives of the Company; and
•	full vesting of any RSUs that would have vested during the 90 days following his termination if he had remained employed during such period.
     In the event that any of Messrs. Rosenkranz, Schehr, Thorne and DiGesualdo are terminated by us without Cause or voluntarily terminates his employment for Good Cause, we would provide such NEO with the following payments and benefits:
•	a payment equal to two times the sum of such NEO’s then base salary plus target bonus, payable in two installments during the year following termination;
•	reimbursement for the cost of continued medical coverage for the same portion of such NEO’s COBRA health insurance premium that we paid during such NEO’s employment, until the earlier of either the last day of his COBRA health insurance benefits or the date on which he becomes covered under any other group health plan; and
•	the right to exercise any vested stock options or other rights based upon the appreciation in value of our stock (but excluding any rights in Class B Interests).
Payments Made Upon Retirement, Death or Complete Disability
     Mr. Ballhaus’ employment agreement provides that, if his employment is terminated by reason of Retirement, death or Complete Disability, he will receive a payment equal to the pro rated portion of his incentive compensation that would be payable based on our projected performance through the termination date.
     The employment agreements of Messrs. Rosenkranz, Schehr, Thorne and DiGesualdo provide that, if their employment is terminated by reason of Retirement, death or Complete Disability, they will receive the following payments and benefits:
•	a payment equal to the pro rated portion of such NEO’s incentive compensation that would be payable based on our projected performance through the termination date; and
•	the right to exercise any vested stock options or other rights based upon the appreciation in value of our stock (but excluding any rights in Class B Interests).
     Payments Made Upon Involuntary Termination for Cause, Voluntary Termination without Good Cause or a Change in Control
     The NEOs are not entitled to any payments or benefits (other than accrued but unpaid compensation and benefits) in the event of an involuntary termination for Cause, voluntary termination without Good Cause or a change in control, except:
•	Upon a change in control, Mr. Ballhaus’ unvested RSUs, other than those which did not vest because performance conditions were not met, shall vest immediately.

Approximation of Other Potential Post-Employment Payments for Messrs. Ballhaus, Rosenkranz, Schehr, Thorne and DiGesualdo
     This section quantifies the potential payments and benefits that would have been paid to Messrs. Ballhaus, Rosenkranz, Schehr, Thorne and DiGesualdo upon a termination of their employment occurring on April 3, 2009. If they were terminated involuntarily without Cause or voluntarily terminated for Good Cause, they would receive cash severance payments equal to $1,950,000, $863,000, $749,000, $805,000 and $677,000, respectively.
     The cost of reimbursing Messrs. Ballhaus, Rosenkranz, Schehr, Thorne and DiGesualdo for health insurance in the event of an involuntary termination without Cause or voluntary termination for Good Cause is approximately $12,000 to $18,000 per executive.
     In the event of Retirement, death, or Complete Disability, Messrs. Ballhaus, Rosenkranz, Schehr, Thorne and DiGesualdo would receive cash severance payments equal to $650,000, $254,400, $183,500, $237,000 and $198,600, respectively.
Mr. Lanese’s Post-Employment Payments and Benefits
     Mr. Lanese’s employment was terminated by us, without Cause, on May 19, 2008. In connection with Mr. Lanese’s termination, we provided Mr. Lanese with the following payments and benefits:
•	accrued but unpaid base salary to date;
•	his earned bonus for fiscal year 2008, in the amount of $327,250;
•	a pro rated portion of his target bonus for fiscal year 2009, in the amount of $148,922;
•	a cash severance payment of $3,825,000, equal to two times the sum of Mr. Lanese’s base salary plus target bonus, payable in two equal lump sum payments;
•	continued health benefits coverage until age 65, with his portion of the premium costs being the same as the amounts he paid during his employment, at a cost to the Company of approximately $27,000;
•	continued participation for the remainder of calendar year 2008 in the Executive Benefits Plan discussed above, with reimbursements not to exceed $15,000; and
•	reimbursement for completion of the design and installation of a home security system for his residence, in the amount of $12,000.
Material Terms Defined
     The terms “Cause”, “Good Cause”, “Complete Disability” and “Retirement”, as used above, are defined in the employment agreements of Messrs. Ballhaus, Rosenkranz, Schehr, Thorne and DiGesualdo. The definitions of these terms are as follows:
     “Cause” means: (a) the willful and continued failure by the executive to substantially perform his duties with the operating company (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to him by the Board that identifies, in reasonable detail, the manner in which the Board believes that executive has not substantially performed his duties in good faith, and he fails to cure the matter if curable; (b) the willful engaging by executive in conduct that causes material harm to the operating company, monetarily or otherwise; (c) executive’s conviction of a felony arising from conduct during the term of his employment agreement; or (d) executive’s willful malfeasance or willful misconduct in connection with executive’s duties.
     “Good Cause” means any of the following actions taken by the operating company or any subsidiary that employs the executive: (a) assignment of the executive to duties that are materially inconsistent with his status as a senior executive or which represent a substantial diminution of his duties or responsibilities in the operating company; (b) reduction in the executive’s base salary, except in connection with an across-the-board salary reduction for all executives; (c) a failure by the operating company to pay any of executive’s compensation in accordance with the operating company’s policy; (d) change of executive’s title; (e) failure to comply with the obligations of the operating company pursuant to the executive’s employment agreement; or (f) except in the case of Mr. Ballhaus, failure of a successor to the operating company to confirm in writing, within five business days of its succession, its obligation to assume and perform all obligations of the employment agreement.
     “Complete Disability” is defined as the inability of the executive to perform his duties under his employment agreement, because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the operating company then in force. In the event the operating company has no policy of disability income insurance covering employees of the operating company in force when executive becomes disabled, the term “Complete Disability” means the inability of the executive to perform his duties under his employment agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated executive from satisfactorily performing all of executive’s usual services for the operating company for a period of at least 120 days during any 12-month period (whether or not consecutive).
     “Retirement” means the voluntary retirement of the executive from the operating company (1) at or after age 62 or (b) at any time after the combination of the executive’s age and service with the operating company or any predecessor or subsidiary equals or exceeds 75 years.
Material Conditions to Receipt of Post-Employment Payments
     The receipt of payments and benefits (other than accrued but unpaid compensation) to the executives upon a termination of employment is conditioned on the executive furnishing to the operating company an executed copy of a waiver and release of claims. Mr. Lanese was required to execute a waiver and release of claims as a condition to receiving his severance payments and benefits in connection with his termination of employment.
Methodologies and Assumptions Used for Calculating Other Potential Post-Employment Payments
     The following assumptions and methodologies were used to calculate the post-employment payments and benefits described above.
     The pro rated incentive compensation severance amounts payable upon involuntary termination without Cause, voluntary termination for Good Cause, Retirement, death and Complete Disability reported above under the heading “Approximation of Other Potential Post-Employment Payments for Messrs. Ballhaus, Rosenkranz, Schehr, Thorne and DiGesualdo” assume that our projected performance was at target. Furthermore, such amounts assume the NEO’s are not entitled to their incentive compensation unless they are actively employed on the date of payout, except as provided above.
     The quantification of reimbursement of health insurance is based on the assumptions applied under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions.
DIRECTOR COMPENSATION
General
     The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required. The following information relates to the compensation of the directors for fiscal 2009.
Board Retainer and Fees
     Directors who were not affiliates of Veritas or officers or employees of the Company received an annual retainer of $40,000, payable quarterly in advance, and a $2,000 fee for each meeting of the Board they attended.

Committee Fees
     The Chairman of the Audit Committee received an additional annual fee of $12,000, and each member received an additional fee of $2,000 for attendance at each meeting of the Committee.
     The Chairman of the Corporate Governance and Nominating Committee received an additional annual fee of $8,000, and each member received an additional fee of $2,000 for attendance at each meeting of the Committee.
     The nonaffiliated members of the Compensation Committee received an additional fee of $2,000 for attendance at each meeting of the Compensation Committee.
     Members of the Executive Committee and affiliates of Veritas or officers or employees of the Company do not receive any retainer or fees.
Equity Award Program for Non-Affiliated Directors
     Certain directors who are not affiliates of Veritas or our employees have been granted Class B Interests. For a discussion of Class B Interests see, “Outstanding Equity Awards At Fiscal Year End — Other Equity-Based Awards.” The equity-based compensation awarded to directors during the fiscal year ended April 3, 2009 is reflected in the following Director Compensation table.
     Certain non-employee directors who are not affiliates of Veritas were also granted RSUs, which vest on July 14, 2009 and may be settled in cash or shares of our Common Stock at the discretion of the Compensation Committee.
Director Compensation in Fiscal Year 2009
     The following table sets forth certain information with respect to the compensation we paid and value of equity awards vested for our directors during fiscal year 2009.
DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid	Stock (Equity)	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($) (1)	($)	($)
(a)	(b)	(c)	(d)	(e)
William L. Ballhaus (2)	—	—	—	—
Michael J. Bayer	92,000	22,227	—	114,227
Richard E. Hawley	54,000	8,309	—	62,309
Herbert J. Lanese (3)	40,000	—	—	40,000
Barry R. McCaffrey (4)	54,000	8,309	120,000	182,309
Robert B. McKeon (5)	—	—	—	—
Ramzi M. Musallam (5)	—	—	—	—
Joseph W. Prueher	83,000	8,309	—	91,309
Charles S. Ream	112,000	8,309	—	120,309
Mark H. Ronald	74,000	28,527	—	102,527
Peter J. Schoomaker (6)	60,000	—	20,750	80,750
Leighton W. Smith Jr.	74,500	8,309	—	82,809
William G. Tobin	75,000	8,309	—	83,309

(1)	The amounts reported in this column include RSU awards and Class B Interests and reflect the grant-date fair value of equity-based awards that vested in fiscal year 2009 pursuant to the Equity Award Program (discussed above under the heading “Equity Award Program for Non-Employee Directors”), as determined in accordance with SFAS No. 123(R). Our RSUs are accounted for as liability awards in accordance with SFAS No. 123(R) and are subsequently re-measured at each reporting period. Assumptions used in the calculation of these awards are discussed in Note 11 to our consolidated financial statements for the fiscal year ended April 3, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 11, 2009.

(2)	Mr. Ballhaus, our President and Chief Executive Officer, did not receive any director retainer or fees during fiscal year 2009.

(3)	Mr. Lanese’s fees and equity awards only reflect the fees and awards relating to his services as a director following the end of his services as an employee on May 19, 2008.

(4)	Gen. McCaffrey serves as Chairman of the Board of Managers of Global Linguist Solutions LLC, a subsidiary of the Company. His fees for such services during the fiscal year are reflected in column (d).

(5)	Messrs. McKeon and Musallam are principals of Veritas Capital Management II, L.P. which owns the controlling interest of DIV, which in turn owns a majority of the Company’s outstanding shares of common stock. As Veritas executives, they are not paid by the Company for their services as directors or members of its committees. The Company paid a total of $300,000 in management fees and $229,028 in connection with expense reimbursements to Veritas in the 2009 fiscal year.

(6)	Gen. Schoomaker serves as a member of the Board of Managers of Global Linguist Solutions LLC, a subsidiary of the Company. His fees for such services during the fiscal year are reflected in column (d).
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
(Proposal 2 on the Proxy Card)
     The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent auditors to audit our books, records and accounts for the fiscal year ending April 2, 2010. Deloitte & Touche LLP has served as our independent auditors since 2005. The services provided to the Company for the last fiscal year are described below under the caption “Independent Auditor’s Fees and Services”.
     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and will have an opportunity to make a statement if they so desire.
     Stockholder approval of the selection is not required, but the Board believes that ratification of the selection constitutes sound governance practice. If the stockholders do not vote on an advisory basis in favor of the selection of Deloitte & Touche LLP, the Audit Committee may consider whether to hire that firm or another firm without resubmitting the matter to stockholders for subsequent approval. The Audit Committee retains the discretion to select different independent auditors at any time during the year if they determine that such a change is in the best interests of the Company and our shareholders.
Approval of Auditors’ Services
     The Audit Committee approves all audit, audit-related, tax and other services to be performed by the independent auditors and the fees to be paid for such services. The Audit Committee provides monitoring and oversight to avoid non-audit engagements that would violate SEC rules or impair the independence of Deloitte & Touche LLP.

Independent Auditors’ Fees and Services
     The following table presents the fees billed by Deloitte & Touche LLP, our independent auditors, for fiscal years 2009 and 2008, for audit, audit-related, tax and other services.

Deloitte & Touche LLP	2009	2008
Audit Fees (1)	$2,472,940	$2,428,411
Audit-Related Fees (2)	$302,610	$159,300
Tax Fees (3)	$43,619	$16,926
All Other Fees	$—	$—

(1)	Audit fees principally include fees for services related to the annual audit of the consolidated financial statements, reviews of our interim quarterly financial statements and other filings and evaluation of our compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees principally include those for services related to employee benefit plans and SEC registration statements.

(3)	Tax fees include domestic tax advisory services related to state and local taxes and international tax advisory services principally related to international tax return preparation and employment tax matters.
Board Recommendation
The Board recommends a vote for ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2010.
STOCKHOLDERS’ PROPOSALS
     Under the Company’s bylaws, a stockholder who wishes to introduce a proposal to be voted on at the Company’s 2010 annual meeting of stockholders must send advance written notice to the Secretary of the Company for receipt no earlier than March 16, 2010 and no later than April 15, 2010, or at such times specified in the Company’s bylaws, and otherwise comply with the procedures set forth in Section 1.8 of the Company’s bylaws. Stockholders who intend to submit a proposal at the 2010 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company’s bylaws. A copy of the bylaws may be obtained on the Company’s website, http://www.dyn-intl.com/, under the heading “Investor Relations — Corporate Governance.”
OTHER BUSINESS
     The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.
INCORPORATION BY REFERENCE
     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K
     Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2009, together with financial statements and schedules, as filed with the SEC are available to stockholders without charge upon written request addressed to the Corporate Secretary, DynCorp International Inc., 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042. Our Annual Report on Form 10-K is also available on www.dyn-intl.com.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site DYNCORP INTERNATIONAL INC. and follow the instructions to obtain your records and to create an electronic 3190 FAIRVIEW PARK DR. voting instruction form. SUITE 700 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS FALLS CHURCH, VA 22042 If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M15563-P81257 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DYNCORP INTERNATIONAL INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A number(s) of the nominee(s) on the line below. VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2. Vote On Directors 0 0 0 1. Election of Class III Directors — Nominees to serve a three-year term 01) Ramzi M. Musallam 02) Mark H. Ronald For Against Abstain Vote On Proposals 2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s Independent Auditors for fiscal year 2010 0 0 0 To transact such other business as may properly come before the meeting. I certify that I, or my organization, was a stockholder of record of the number of shares of Class A Common Stock of DynCorp International Inc. described below, as of May 21, 2009 and that I am duly authorized to vote such shares as set forth above. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at http://ir.dyn-intl.com/financials.cfm. M15564-P81257 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of DynCorp International Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 15, 2009, and hereby appoints Robert B. McKeon, William L. Ballhaus and Curtis L. Schehr as proxies and attorneys-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders to be held on July 14, 2009, and at any postponement or adjournment thereof, and to vote all the stock of the Company that the undersigned would be entitled to vote as designated on the reverse hereof if then and there personally present, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. In their discretion, such proxies are each authorized to vote upon such other business as may properly come before such Annual Meeting of Stockholders or any adjournment or postponement thereof. The record date is the close of business as of Thursday, May 21, 2009. The meeting date is 2:00 p.m., Tuesday, July 14, 2009. The meeting will be held at The London NYC, 151 West 54th Street, New York, NY 10019. The items of business are listed on the reverse side. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)